Exhibit 10.2

Victoria D. Harker

7950 Jones Branch Drive

McLean VA 22107

Dear Victoria:

In consideration of your continued employment with TEGNA Inc. (the “Company”) through February 28, 2018 (the “Retention Period”), the Company hereby agrees to the following:

1.	Continued participation in the Executive Severance Plan, dated as of December 8, 2015, or a plan that provides you substantially equivalent benefits (the “Executive Severance Plan”), which, subject to the terms of such Plan, generally provides you certain severance benefits in the event the Company involuntarily terminates your employment without Cause (as defined under the Executive Severance Plan).

2.	After the Retention Period, upon at least 120 days’ prior written notice, your voluntary termination of employment will be treated as a “qualifying termination” under the Executive Severance Plan, provided that (i) the termination date will not occur before March 1, 2018, (ii) your benefits under the Executive Severance Plan for a voluntary termination will continue to be subject to the terms of such Plan, including, without limitation, your execution of a timely release, compliance with applicable withholding requirements and such Plan’s coordination provision with benefits under the Company’s Transitional Compensation Plan, and (iii) you will not be eligible for benefits under the Executive Severance Plan under circumstances that would permit the Company to terminate your employment for Cause.

Very truly yours,

TEGNA INC.

By:	/s/ Todd A. Mayman
Name:	Todd A. Mayman
Title:	Executive Vice President, Chief Legal and Administrative Officer

Agreed to and Accepted by:

By:	/s/ Victoria D. Harker	Dated:	May 4, 2017
Victoria D. Harker